SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                              Terra Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    880915103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 5, 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

---------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS

            Mason Capital Management LLC, in its capacity as investment manager for certain investment funds and managed accounts
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      5,770,062
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                      -0-
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                    5,770,062
                     -----------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                    -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,770,062 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            |_|

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                           OO
--------------------------------------------------------------------------------


                              Page 2 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS

            Kenneth M. Garschina
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      -0-
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                      5,770,062
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                    -0-
                     -----------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                    5,770,062
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,770,062 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            |_|

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                           IN
--------------------------------------------------------------------------------


                              Page 3 of 11 Pages

----------------------------
CUSIP No. 880915103
--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSONS

            Michael E. Martino
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    NUMBER OF           5      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                      -0-
    OWNED BY         -----------------------------------------------------------
      EACH              6      SHARED VOTING POWER
    REPORTING
   PERSON WITH                      5,770,062
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                    -0-
                     -----------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                    5,770,062
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,770,062 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            |_|

            CERTAIN SHARES (See Instructions)
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                     IN
--------------------------------------------------------------------------------


                              Page 4 of 11 Pages

                                  SCHEDULE 13G

ITEM 1(a).      NAME OF ISSUER:
                --------------

                Terra Industries Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                -----------------------------------------------

                Terra Centre
                600 Fourth Street
                PO Box 6000
                Sioux City, IA 51102-6000

ITEM 2(a).      NAME OF PERSON FILING:
                ---------------------

                This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

                (i) Mason Capital Management LLC, a Delaware limited liability company ("Mason Management");

                (ii)   Kenneth M. Garschina; and

                (iii)  Michael E. Martino.

                Mason Management, Mr. Garschina and Mr. Martino are filing this Schedule with respect to 5,770,062 Common Shares (the "Common Shares") directly owned by Mason Capital L.P., a Delaware limited partnership ("Mason Capital LP"), Mason Capital Master Fund, L.P., a Cayman Islands exempted limited partnership ("Mason Capital Master Fund"), and certain other funds and accounts (the "Managed Accounts").

                Mason Management is the investment manager of each of Mason Capital LP, Mason Capital Master Fund and the Managed Accounts, and Mason Management may be deemed to have beneficial ownership over the Common Shares reported in this Schedule by virtue of the authority granted to Mason Management by Mason Capital LP, Mason Capital Master Fund and the Managed Accounts to vote and dispose of such shares.

                Mr. Garschina and Mr. Martino are managing principals of Mason Management.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                ------------------------------------------------------------

                The principal business office address of Mason Management, Mr. Garschina and Mr. Martino is:

                             110 East 59th Street
                             New York, New York 10022


                              Page 5 of 11 Pages

ITEM 2(c).       CITIZENSHIP:
                 -----------

                The place of organization or citizenship of each Reporting Person is as follows:

Name of Reporting Person              Place of Organization/Citizenship
------------------------              ---------------------------------
Mason Capital Management LLC          Delaware
Kenneth M. Garschina                  United States
Michael E. Martino                    United States

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:
                ----------------------------

                Common Shares

ITEM 2(e).      CUSIP NUMBER:
                ------------

                880915103

ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO ss.ss. 240.13d-1(b), OR
                --------------------------------------------------------------
                240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                ----------------------------------------------------------

                Not applicable.

ITEM 4.         OWNERSHIP.
                ---------

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (i)   Mason Capital Management LLC
                      ----------------------------

                      (a)  Amount beneficially owned: 5,770,062.

                      (b)  Percent of class: 5.8%.

                      (c)  Number of shares as to which the person has:

                          (i)    Sole power to vote or direct the vote
                                 5,770,062.

                          (ii)   Shared power to vote or direct the vote -0-.

                          (iii)  Sole power to dispose or direct the
                                 disposition of 5,770,062.

                          (iv)   Shared power to dispose or direct the
                                 disposition of -0-.


                             Page 6 of 11 Pages

                (ii)  Kenneth M. Garschina
                       --------------------

                       (a) Amount beneficially owned: 5,770,062.

                       (b) Percent of class: 5.8%.

                       (c) Number of shares as to which the person has:

                           (i)    Sole power to vote or direct the vote -0-.

                           (ii)   Shared power to vote or direct the vote
                                  5,770,062.

                           (iii)  Sole power to dispose or direct the
                                  disposition of -0-.

                           (iv)   Shared power to dispose or direct the
                                  disposition of 5,770,062.

                (iii) Michael E. Martino
                      ------------------

                      (a) Amount beneficially owned: 5,770,062.

                      (b) Percent of class: 5.8%.

                      (c) Number of shares as to which the person has:

                          (i)    Sole power to vote or direct the vote -0-.

                          (ii)   Shared power to vote or direct the vote
                                 5,770,062.

                          (iii)  Sole power to dispose or direct the
                                 disposition of -0-.

                          (iv)   Shared power to dispose or direct the
                                 disposition of 5,770,062.

                The number of shares beneficially owned and the percentage of outstanding shares represented thereby for each Reporting Person have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages of ownership described above are based on 100,105,516 Common Shares outstanding as of February 25, 2010, as reported in the issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


                              Page 7 of 11 Pages

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                ---------------------------------------------------------------

                The right to receive dividends from, or the proceeds from the sale of, all Common Shares reported in this Schedule as beneficially owned by Mason Management, Mr. Garschina and Mr. Martino is held by Mason Capital LP, Mason Capital Master Fund or the Managed Accounts, as the case may be, all of which are the advisory clients of Mason Management. To the knowledge of the Reporting Persons, none of these advisory clients holds such right with respect to more than five percent of the outstanding Common Shares. Mason Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all Common Shares reported in this Schedule pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ---------------------------------------------------------
                ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT
                --------------------------------------------------------
                HOLDING COMPANY OR CONTROL PERSON.
                ----------------------------------

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                ---------------------------------------------------------

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
                ------------------------------

                Not applicable.


                              Page 8 of 11 Pages

ITEM 10.        CERTIFICATION.
                -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

                After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated:  March 15, 2010

                                            MASON CAPITAL MANAGEMENT LLC


                                            By:  /s/ John Grizzetti
                                               ----------------------------
                                                John Grizzetti
                                                Chief Financial Officer


                              Page 9 of 11 Pages

ITEM 10.        CERTIFICATION.
                -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

                After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated:  March 15, 2010

                                                /s/ Kenneth M. Garschina
                                               ----------------------------
                                                Kenneth M. Garschina


                              Page 10 of 11 Pages

ITEM 10.        CERTIFICATION.
                -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

                After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to him is true, complete and correct.

Dated:  March 15, 2010

                                                /s/ Michael E. Martino
                                               ----------------------------
                                                Michael E. Martino


                              Page 11 of 11 Pages

                                                                       EXHIBIT A

                            AGREEMENT OF JOINT FILING
                              TERRA INDUSTRIES INC.
                                  COMMON SHARES

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 15th day of March, 2010.

                                            MASON CAPITAL MANAGEMENT LLC


                                            By:  /s/ John Grizzetti
                                               ----------------------------
                                                John Grizzetti
                                                Chief Financial Officer

                                            /s/ Kenneth M. Garschina
                                            ----------------------------
                                            Kenneth M. Garschina

                                            /s/ Michael E. Martino
                                            ----------------------------
                                            Michael E. Martino